OFFER TO PURCHASE

THIS AGREEMENT is made as of the 5th day of November 2001

BETWEEN:

Dr. Joe Ru He Zhao, as Vendor ("RHZ")

Dr. Zhao is a Canadian citizen, with an office at 228-1820

Renfrew Street, Vancouver, BC Canada V5M 3H9

AND:

Sun Power Corporation, as Purchaser ("HYTN")

Sun Power Corporation is a public company listed on the OTCBB

RHZ is the CEO and principal of Tri-Y Enterprises Ltd. ("TRI") incorporated provincially in British Columbia, Canada. TRI owns the EFP technology that comprises municipal and industrial wastewater as well as tap water treatment systems and equipment, developed by RHZ. The linchpin of the EFP technology is P30, a "super flocculant" used in chemical clarification of wastewater, which is a drop in replacement for conventional PAM flocculants but with a significant reduction in dosage and greater efficiency. Unlike PAM flocculants, P30 functions additionally as a biological treatment accelerator and being non-toxic, can be incorporated into tap and potable water purification systems. P30 represents a breakthrough in flocculant technology with its unique polymer architecture. It has an extra encapsulation phase prior to flocculation resulting in super sized flocs and greater contaminant removal. Thus, sedimentation and flotation of colloidal pollutants is rapid and treatment plants using P30 and the EFP technology can save up to 30% in operating and capital expenditures. TRI is actively developing markets in China through a wholly owned subsidiary, and has won bids worth approx.. $30 million to construct several municipal wastewater plants on a turnkey basis with secured payment terms. In addition, TRI supplies P30 to existing municipal and industrial wastewater treatment facilities. TRI intends to expand its business both in China and the rest of the world.

HYTN hereby offers to purchase 100% of the shares of TRI on the following terms and conditions:

1. Purchase Price: 250,000 common shares of HYTN plus $500,000 of HYTN voting preference shares to bear interest at 6%, interest paid quarterly only from cash flow generated by TRI, otherwise accrued with a three year term. The preference shares to be convertible to HYTN common shares at the Vendor's option. The rate of conversion is to be the average ten day trading price of HYTN shares calculated for the ten days prior to the written exercise of the option. However, there is to be a minimum base of $2.00 per share with a maximum of $4.00 per share. The conversion can only be done 12 months or later after closing and can be done in part or in total during the balance of the three year term. An additional $250,000 preference shares with a one-year term convertible to HYTN common shares at the end of the term at the Vendor's option. The rate of conversion is to be the average ten day trading price of HYTN shares calculated for the ten days prior to the written exercise of the option. However, the maximum price shall be $3.00 per share. A written opinion from a qualified CPA firm that this share exchange does not attract any taxes is required prior to closing.

2. Closing Date: On or before December 15th 2001.

3. Subject to the Purchaser's receipt and satisfactory approval of a 90 day budget and business plan for TRI; satisfactory due diligence relative to the EFP technology and the confirmation of the reality of $30million in pending Chinese contracts.

4. Representations and Warranties required of the Vendor on or before Closing.

a) that RHZ is legally entitled to enter into this transaction.

b) that the shares and assets of TRI are free of all encumbrances.

c) that RHZ will enter into a mutually satisfactory management contract with TRI to take effect immediately upon closing.

5. Representations and Warranties required of the Purchaser on or before Closing.

a) that HYTN is legally entitled to enter into this transaction.

b) that HYTN is a fully reporting public company listed on the OTCBB essentially in full compliance with all regulatory authorities.

c) that HYTN will provide up to $210,000 as working capital direct to TRI in order to fund the 90 day budget. A mutually satisfactory 90 day budget and business plan to be prepared by TRI by November 9th 2001.

6. Miscellaneous General Conditions

a) Time is of the essence and this agreement is governed by the laws of Nevada.

b) On closing RHZ will remain a director of TRI.

c) On execution, this is a binding agreement but both parties understand that additional documentation may be necessary to fully outline this transaction. In particular, the documents may need to be modified to conform to SEC requirements and to mutually minimize both present and future income tax to the mutual benefit of both parties. Both parties agree to execute on a timely basis such additional documents.

d) Delivery of an executed copy of this offer by facsimile or other means of electronic communication capable of producing a printed copy will be deemed to be executed and delivery of this letter on such date as the communication is delivered. This offer is open for acceptance until 5.00 p.m. PST, November 7th 2001.

e) The closing documents to contain "claw back" arrangements for both RHZ and HYTN. Should HYTN no provide working capital on a timely basis to TRI according to a yet to be prepared 12 month budget and business plan, RHZ may elect to repossess all the TRI shares by returning the two classes of preference shares totaling $750,000.

On the other hand, if after operating under the 12 month business plan for one year, TRI's corporate performance is not satisfactory, HYTN can (except in case of a natural disaster or global economic depression) elect to return to RHZ the TRI shares in exchange for the two classes of preference shares totaling $750,000. Suitable 60 days notice of such intent to "claw back" is required by either party along with provisions for arbitration if the "claw back" is not mutually agreed to

(f) Final documentation is subject to directors, shareholders and regulatory approvals as may be required by both parties.

SIGNED: DATE: /s/ Nov. 5, 2001

RHZ

/s/ signed

Dr. Joe Ru He Zhao

AGREED: DATE: /s/ Nov 5, 2001

Sun Power Corporation

/s/ signed

/s/ L. Andrew Schwab, President